UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2011

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Macquarie CNL Global Income Trust, Inc. (the “Company”), through subsidiaries formed for such purpose, entered into purchase and sale agreements for the acquisition of properties located in major metropolitan areas of Texas.

On April 21, 2011, we entered into a purchase and sale agreement with the developer and owner of two Class A office buildings located in the Fort Worth, Texas metropolitan area. The first building, constructed approximately five years ago, consists of two stories and is under a 10 1/2 year lease to a major government contractor. There are approximately 7 1/2 years remaining under the lease, plus two five-year renewal options. The second building, constructed approximately three years ago, consists of three stories and is under a 10-year lease to the financing subsidiary of an automobile manufacturer. There are approximately seven years remaining under the lease, plus two five-year renewal options. Assuming outstanding contingencies are satisfied and financing obtained, we anticipate that the first building will be acquired in the second fiscal quarter of 2011 and the second building will be acquired in the third fiscal quarter of 2011, for a total purchase price for both buildings of approximately $49.7 million, plus closing costs. We funded an escrowed earnest money deposit of $250,000, which will be applied toward the purchase price of the second building or refunded to us if we terminate the agreement before the end of a specified due diligence period (discussed below). Upon expiration of the due diligence period and if we have not terminated the purchase agreement prior thereto, we are required to fund an additional non-refundable earnest money deposit of $500,000. Assuming that we close on the acquisition of the first building, if the second building is not subsequently acquired by us for any reason, other than the seller’s default, we would forfeit all earnest money. The sellers of the properties are not affiliates of the Company.

Dallas/Fort Worth is the fourth largest metro area in the country with an estimated population of 6.45 million residents, according to recent estimates by the U.S. Census Bureau. The Dallas/Fort Worth office market is the second largest office market in the U.S. with positive absorption rates for Class A properties. Based on its strong demographics, the fact that it is the headquarters for various Fortune 500 companies, and its stronger than average employment growth, we believe the Dallas/Fort Worth Metroplex offers strong investment potential.

On March 21, 2011, an affiliate of our advisor entered into a purchase and sale agreement with a private real estate investor and owner of a light industrial building located in the Austin, Texas metropolitan area. On March 28, 2011 we accepted an assignment of the purchase and sale agreement. The building was constructed in 1991 and is 100 percent leased to FedEx Ground Packaging System, Inc. as a distribution center. There are approximately five years remaining under the lease which has a renewal option for an additional five years. The purchase price for the property is approximately $4.5 million, plus closing costs. We funded an escrowed earnest money deposit of $50,000, which will be applied toward the purchase price or refunded to us if we terminate the agreement before the end of a specified due diligence period (discussed below). The closing is subject to certain contingencies and assuming all contingencies are satisfied, we expect that the closing of the acquisition will occur during the second fiscal quarter of 2011. The seller of the property is not an affiliate of the Company.

The Austin metropolitan statistical area is the fourth largest metro area in the state of Texas with an estimated population of 1.7 million residents. The diversified Austin economy is based on state government, education, technology, manufacturing, research and development and software. As of December 31, 2010, Austin’s unemployment rate was less than the national and state averages. Its industrial market continued to show signs of recovery in the fourth quarter of 2010, closing the year with positive absorption, marking the first positive year-end absorption gain since 2007.

We are currently conducting our due diligence investigation of all three transactions. Any earnest money we have funded for a property will be returned to us if we terminate the purchase agreement during the due diligence period or will become non-refundable if we do not terminate the purchase agreement before the end of the due diligence period.

In addition to the termination rights described above, the transactions are subject to various standard closing conditions for real properties. The terms of the purchase agreements are not contingent upon obtaining new debt financing; however, failure to obtain new debt financing would significantly limit our ability to complete the transactions. In addition, in order to close on the properties, we must have final approval of the investment committee and our board of directors. There can be no assurance that any or all of these conditions will be satisfied and that any or all of these transactions will ultimately be completed or that new debt financing will be obtained, or if obtained, will be on favorable terms.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 28, 2011	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Steven D. Shackelford
	Name:	Steven D. Shackelford
	Title:	Chief Financial Officer and Secretary